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BOLT PROJECTS HOLDINGS
REPORTS Q3 2025 FINANCIAL RESULTS

●Bolt delivered revenue of $0.4 million in Q3 2025, up 7,300% year-over-year.
●Gross margins were 16%, up from 5% in Q2 2025; Q4 gross margin expected to exceed 40%.
●Full-year revenue guidance unchanged:
○2025: $4.5 million
○2026: $9.0 million
●Bolt increased 2025 gross profit outlook from $0.5 million to more than $1.0 million.

Berkeley, California – November 12, 2025
Introduction
Bolt Projects Holdings, Inc. (Nasdaq: BSLK), a developer of biomaterials for the beauty and personal care industry, reported financial results for the third quarter ended September 30, 2025.

“Demand for Vegan Silk™ continues to accelerate and drove another quarter of sequential gross margin expansion,” said Dan Widmaier, Chairman and CEO. “Our focus remains balancing pricing discipline with market share gains as we scale toward sustainable profitability.”
Market Traction
Bolt continued to build momentum with both existing and new customers in Q3 2025. The Company added two new customers, completed the onboarding for the global beauty conglomerate announced in Q2 2025, and deepened penetration with existing brands through inclusion in new product launches.

Part of deeper penetration with existing brands is the launch of additional products. Multiple partners are in various stages of developing their second product. For example,. after the successful launch of M-DERM, earlier this year, Dr. Nancy Franklin is debuting a second brand, RAD-REMEDY featuring b-silk™ in her first product launch, targeted for Q4 2025.

Finally, Bolt can offer more detail on a customer previously announced in the first quarter, amika: “Looking ahead, Bolt is preparing to enter an exciting new phase of commercialization with one of our key partners, amika, a leading innovator in prestige hair care known for its ongoing commitment to sustainability and high-performance hair care,” said President Cintia Nardi. “Together, we are advancing a first-of-its-kind application of our Vegan Silk™ technology in the aerosol format, opening the door to new product categories and consumer experiences. This collaboration underscores the versatility of our platform beyond traditional formulations and represents a meaningful contributor to Bolt’s next phase of growth. We look forward to sharing more details as we approach market introduction.”

“Taken together, the third quarter marked a turning point as commercial traction translated into measurable results,” said President Cintia Nardi. “With accelerating reorders, new brand

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launches, and expanding use of our Vegan Silk™ platform, we’re entering 2026 with strong visibility and a path to scale.”

“The alignment between market demand and our technology has never been stronger,” Nardi added.“ Our partnerships across dermatology, prestige, and mass beauty indicate that Vegan Silk™ is becoming a preferred solution for next-generation formulations.”

“This quarter’s progress shows the strength of our strategy and the discipline of our execution,” said Dan Widmaier. “Each partnership, from indie innovators to global conglomerates, expands our footprint and reinforces Bolt’s leadership in sustainable material innovation.”
Operational Scalability & Supply Chain
Bolt delivered another strong operational quarter, achieving further product cost improvements. Based on this work, the Company now expects to achieve gross profit of over $1 million for fiscal 2025, double its prior guidance. This implies fourth quarter gross margins in excess of 40%, well on track toward our target gross margin of 60%.

In parallel, Bolt also earned a Silver-level rating from EcoVadis, recognizing its continued commitment to responsible sourcing and sustainability practices, and expanded the Vegan Silk™ platform by scaling and validating a new XL-Silk variant to manufacturing readiness in less than one month. This demonstrates the depth of its biomanufacturing expertise and the maturity of its production technology. These advancements reinforce Bolt’s ability to translate innovation into commercial readiness with speed and precision.

“Our progress this quarter reflects a business built to scale and it underscores the strength of our operations and the depth of our technical expertise,” said Cintia Nardi. “We delivered meaningful cost reductions, scaled a new ingredient in record time, and earned an EcoVadis Silver rating, all clear signs of a supply chain built for both efficiency and sustainability.”

“With stronger margins and increased efficiency, we’re raising our gross profit outlook for fiscal 2025 from $0.5 million to over $1.0 million,” added CEO Dan Widmaier. “This improvement implies more than 40% gross margins in the fourth quarter, well on our way to achieving our 60% target margin. Our focus remains on balancing price and margin to achieve sustainable profitability and readiness to scale through 2026.”
Research and Development
Research and Development remains the engine of Bolt’s commercial progress. In the third quarter of 2025, the Company added three new patents, bringing our portfolio to 84 granted and 114 pending as of September 30, 2025. This IP, together with more than a decade of trade secrets and process know-how, are designed to protect the Vegan Silk™ platform and the new products Bolt is introducing to market.

Bolt’s development model is embedded with customers. It translates brand briefs into measurable performance targets, runs rapid claims-substantiation cycles, and locks manufacturing parameters early so products scale cleanly from pilot to launch. This approach means that innovation can show up on the shelf faster, at lower cost, and aims to be a brand that customers and consumers can trust.

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“Bolt doesn’t just ship an ingredient. We co-develop performance modules that meet a brand’s specific brief and back them with evidence,” said David Breslauer, Chief Product & Technology Officer. “By pairing our Vegan Silk™ platform with fast development, we’re turning science into on-shelf results. That translates to customer reorders and improved margins as we scale.”
Corporate Milestones

Beyond product progress, Bolt achieved several key corporate developments since Q2 2025.

●On August 14 2025, Bolt completed a private placement for gross proceeds of $4.3 million in exchange for issuing 518,817 shares of common stock and prefunded warrants for up to 395,162 shares of common stock, which were subsequently converted into shares of common stock in August 2025.
●In September 2025, Bolt completed a financing arrangement with Southern Point Capital and converted $1.7 million in vendor payables into equity in exchange for issuing 730,439 shares of its common stock.
●On October 9, 2025, Bolt entered into a non-binding term sheet with Murchinson Ltd. and affiliates for up to $30 million of financing in a convertible debt facility, which can be drawn in multiple tranches, with the first tranche planned for December 2025. The facility is expected to close in December 2025, subject to shareholder approval at the special shareholder meeting.
●During October 2025, the Company drew $1.5 million under its previously-announced equity line of credit with Ascent Partners LLC, increasing available liquidity in the fourth quarter of 2025.

These financing activities strengthened the Company’s cash position at quarter end and are expected to further enhance liquidity as the Company continues to access its available financing facilities.

Financial Results for the Third Quarter Ended September 30, 2025

Revenues. Revenues for Q3 2025 were approximately $370.0 thousand in Q3 2025, up from $5.0 thousand in Q3 2024. Revenue growth was driven by ongoing shipments to Goddess Maintenance Company and reorders from prior launches. Bolt continues to expect approximately $4.5 million in revenue for the full year 2025 based on year to date revenue of $1.8 million through Q3 2025 and committed customer orders for the remainder of 2025.

Cost of Revenues. Cost of revenues was approximately $312.0 thousand in Q3 2025, compared to $5.0 thousand in Q3 2024. The Company continued to record a positive gross margin in Q3 2025, reflecting continued success in reducing material costs and on-going pricing discipline. Based on this progress, Bolt increased its gross profit target for 2025 from $0.5 million to $1.0 million. Gross margin in Q3 2025 was 16% compared with gross margin of 0% in Q3 2024. The increase in gross margin is primarily attributable to a reduction in material costs due to improved manufacturing efficiencies and on-going pricing discipline.

Operating Expenses. Operating expenses were approximately $4.4 million in Q3 2025, down from $20.2 million in Q3 2024. Excluding $2.0 million in bridge note issuance costs during Q3

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2024 and $14.9 million in stock-based compensation expense in Q3 2024, which were primarily due to costs of becoming a public company in Q3 2024 (the “IPO Expenses”), compared to $1.5 million in stock-based compensation expense in Q3 2025, operating expenses decreased by $0.3 million in Q3 2025 compared to the same period last year. The main drivers for the changes in operating expenses, other than the IPO expenses, were:

●Research & Development. Decreases were driven by lower consulting costs partially offset by higher personnel costs to support the delivery of new materials, such as xl-silk™, and new substantiated cosmetic active claims for b-silk™. Continued improvement in process development has resulted in lower costs while improving speed to the market.
●Sales & Marketing. Decreases were driven by the timing of trade shows and branding expenses.
●General & Administration. Increases reflect Bolt’s ongoing public company obligations and transaction support costs G&A costs in Q3 2025 and year to date 2025 include $0.1 million and $0.6 million, respectively, in transaction related expenses to support financing activities in 2025.
Bolt continues to manage operating expenses to reduce cash burn and to achieve positive free cash flow.

●Loss from Operations and Net Loss. Loss from operations was approximately $4.4 million and net loss was $7.5 million, respectively, in Q3 2025, compared to loss from operations of $20.2 million and net income of $6.4 million, respectively, in Q3 2024. Loss from operations decreased primarily due to the absence of the bridge note issuance costs in 2025, partially offset by higher stock-based compensation expense in 2025. Net loss increased significantly year-over-year compared to net income in Q3 2024 primarily driven remeasurement gains on the Company’s warrant liabilities in Q3 2024.

Adjusted EBITDA. Adjusted EBITDA was approximately ($2.5) million in Q3 2025, compared to ($2.8) million in Q3 2024.

Net Loss per Share. Basic and diluted net income (loss) per share was ($2.70) in Q3 2025 compared to $6.42 and $6.41 per share, respectively, in Q3 2024.

Cash and Cash Equivalents. As of September 30,2025, the Company had $4.7 million in cash and cash equivalents, which increased $3.7 million over the prior quarter cash balance of approximately $1.0 million, and remained relatively flat compared to $3.5 million as of December 31, 2024. The increase in cash in the third quarter of 2025 was primarily related to gross proceeds of approximately $4.3 million from the securities purchase agreement the Company completed in August 2025.

Based on Bolt’s current operating plan and forecasted cash requirements, management believes the Company’s existing cash resources will be sufficient to fund planned operations through mid-2026 so long as it continues to execute its anticipated financing activities, including from its recently initiated equity line of credit and anticipated convertible note facility. There is no assurance that these planned financing activities will be successful.

Financial Outlook

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●Revenues of at least $4.5 million in 2025 and at least $9.0 million in 2026
●Gross profit of $1.0 million in 2025 and 2026, implying more than 40% gross margins in Q4 2025
Nasdaq Listing Status
On August 12, 2025, the Company received a notice of determination of delisting from the Nasdaq. On September 30, 2025, the Company received written notification from the Nasdaq granting the Company’s request for an extension to regain compliance with Nasdaq’s listing standards based on the compliance plan presented at the Company’s hearing before the Nasdaq Hearings Panel (the “Panel”). The Company intends to demonstrate compliance with the Equity Rule within its current extension period or, if appropriate, to request a further extension from the Panel, with any such further extension subject to the Panel’s discretion. The Company is undertaking measures to regain compliance within the extension period, however, there can be no assurance that the Company will ultimately regain compliance or be able to maintain compliance with all other applicable requirements for continued listing on the Nasdaq.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this communication, including, without limitation, statements regarding: the Company’s financial outlook and financial guidance; the Company’s financial targets, expected cash and liquidity positions; growth objectives; planned operational efficiencies and cost reductions; expected product launches; expected partnerships with customers including expected future orders; market potential and market adoption; business strategy; and plans and objectives of management for future operations; execution of financing plans; and stockholder approval, or consummation of the transactions with Murchinson Ltd. and affiliates; and access to funding from Ascent Partners LLC. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain these words.
Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: substantial doubt as to the Company’s ability to continue as a going concern; the Company’s history of net losses and negative cash flows; the Company’s ability to generate sufficient cash to service its debt; the Company’s ability to meet the continued listing requirements of Nasdaq and remain listed on a national stock exchange; the Company’s ability to execute its business plan and adequately control its expenses or raise additional capital on favorable terms, if at all; the Company’s dependence on sales of b-silk™ and xl-silk™ products from its Vegan Silk Technology Platform; reliance on manufacturing partners in regions that could be impacted by

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U.S. trade policy, including renegotiating or terminating existing trade agreements and leveraging tariffs; costs of and availability for its Vegan Silk Technology Platform products that are out of the Company’s control; the Company’s reliance on a single manufacturing partner and manufacturing facility for the production of its Vegan Silk Technology Platform products; a limited number of customers, distributors and collaboration partners account for a material portion of our revenue and they may continue to do so for the foreseeable future and the loss of major customers, distributors or collaboration partners could harm our operating results; pricing and availability for the Company’s Vegan Silk Technology Platform products; market acceptance of from consumer product companies; the Company’s ability to protect adequately its patents and other intellectual property assets; government regulations and private party actions relating to the marketing and advertising of cosmetic products that include the Company’s Vegan Silk Technology Platform products or other products the Company develops; and the other risks and uncertainties discussed under the caption “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended, December 31, 2024, as such factors may be updated from time to time in its other filings with the SEC, and accessible on the SEC’s website at www.sec.gov and the Company’s website at www.boltprojectsholdings.com.
The Company cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. The Company undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including EBITDA, Adjusted EBITDA, and free cash flow.
The Company uses such non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. The Company believes its presentation of EBITDA and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business and enables investors to better understand and evaluate its historical and prospective operating performance. The Company uses free cash flow as an indication of the strength of the Company and its ability to generate cash. The Company believes free cash flow is meaningful to investors as a useful measure of liquidity. The Company believes that these non-GAAP financial measures are important supplemental measures of operating performance because they exclude items that vary from period to period without correlation to the Company’s core operating performance and highlight trends in its business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of the Company’s future operating performance. The Company believes investors, analysts and other interested parties use EBITDA, Adjusted EBITDA, and free cash flow in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

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The Company’s non-GAAP financial measures should not be considered as an alternative to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, free cash flow should not be understood to mean that the entire free cash flow amount is available for discretionary expenditures.
EBITDA is defined as net income (loss) adjusted for interest expense and depreciation. Adjusted EBITDA is defined as net income (loss) adjusted for interest expense and depreciation and amortization, non-cash fair value remeasurements of convertible notes, warrant and share-based liabilities, lease termination, debt extinguishment, bridge note issuance costs, and stock-based compensation. The Company defines free cash flow as net cash provided by (used in) operating activities less payments for capital expenditures.
EBITDA, Adjusted EBITDA, and free cash flow are not recognized terms under GAAP, and the Company’s presentation of these non-GAAP measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not use EBITDA, Adjusted EBITDA, and free cash flow (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures. See the reconciliation tables that accompany this release for additional information regarding certain of the non-GAAP financial measures included herein.
About Bolt Projects Holdings

Bolt Projects develops and produces innovative biomaterials for the beauty and personal care industry. The Company is built on biomaterials platforms that aim to disrupt and transform high-volume consumer goods industries. Bolt Projects is a pioneer in the consumer biomaterials space. The Company’s Vegan Silk Technology Platform produces b-silk and other offerings for the beauty and personal care industry that are fully vegan and biodegradable. These versatile ingredients have been on the market since 2019. Its intellectual property portfolio is anchored by 84 granted patents and 114 pending patent applications.

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BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	September 30, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$4,745	$3,512
Accounts receivable	167	870
Inventory	1,005	1,760
Prepaid expenses and other current assets	1,346	2,593
Total current assets	7,263	8,735
Property and equipment, net	30	21
Deferred transaction costs	432	—
Other non-current assets	3,408	3,474
Total assets	$11,133	$12,230
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,276	$413
Accrued expenses and other current liabilities	5,385	3,499
Excise tax payable	2,925	2,925
Total current liabilities	10,586	6,837
Long-term debt, non-current	12,911	13,186
Public placement warrant liability	18	267
Related party private placement warrant liability	365	133
Other non-current liabilities	—	417
Total liabilities	23,880	20,840
Total stockholders’ deficit	(12,747)	(8,610)
Total liabilities and stockholders’ deficit	$11,133	$12,230

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BOLT PROJECTS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Revenue	$370	$5	$1,843	$80
Cost of revenue	312	5	1,724	155
Gross income (loss)	$58	$—	$119	$(75)

Operating expenses:
Research and development	420	3,476	2,035	4,860
Sales and marketing	109	1,597	412	1,720
General and administrative	3,893	15,133	12,253	28,431
Total operating expenses	4,422	20,206	14,700	35,011
Loss from operations	(4,364)	(20,206)	(14,581)	(35,086)

Total other income (expense), net	(3,114)	26,598	(3,439)	(24,048)
Loss before income taxes	(7,478)	6,392	(18,020)	(59,134)
Income tax provision	—	—	—	—
Net income (loss)	$(7,478)	$6,392	$(18,020)	$(59,134)

Other comprehensive income (loss):
Reporting currency translation	—	71	7	98
Comprehensive income (loss)	$(7,478)	$6,463	$(18,013)	$(59,036)

Weighted-average common shares outstanding, basic	2,765,446	995,410	2,195,522	489,409
Weighted-average common shares outstanding, diluted	2,765,446	996,766	2,195,522	489,409
Net income (loss) per share, basic	$(2.70)	$6.42	$(8.21)	$(120.83)
Net income (loss) per share, diluted	$(2.70)	$6.41	$(8.21)	$(120.83)

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BOLT PROJECTS HOLDINGS, INC.
SELECTED CASH FLOW INFORMATION
(IN THOUSANDS)

	Nine Months Ended September 30,
	2025	2024
	(unaudited)
Net cash used in operating activities	$(2,555)	$(13,363)
Net cash used in investing activities	(13)	(23)
Net cash provided by financing activities	3,801	18,949
Exchange rate effect on cash and cash equivalents	—	8
Net change in cash and cash equivalents	1,233	5,571
Cash and cash equivalents at beginning of period	3,512	934
Cash and cash equivalents at end of period	$4,745	$6,505

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BOLT PROJECTS HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
(IN THOUSANDS, EXCEPT GROSS MARGIN AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Revenue	$370	$5	$1,843	$80
Gross income (loss)	$58	$—	$119	$(75)
Gross margin	16%	—%	6%	(94)%

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BOLT PROJECTS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
GAAP net loss	$(7,478)	$6,392	$(18,020)	$(59,134)
Interest expense	320	286	955	930
Depreciation	2	1	3	2
EBITDA	(7,156)	6,679	(17,062)	(58,202)
Non-GAAP adjustments:
Non-cash fair value remeasurements of convertible notes, warrant, and share-based liabilities (1)	133	(24,419)	(17)	(569)
Gain on lease termination	—	(2,013)	—	(2,013)
Loss on debt extinguishment	3,053	—	3,053	26,359
Bridge note issuance costs (2)	—	2,043	—	11,460
Stock-based compensation	1,474	14,943	5,167	15,138
Adjusted EBITDA	(2,496)	(2,767)	(8,859)	(7,827)

(1) Includes the following:
•Remeasurement of share-based termination liability of zero and ($0.3) million for the three months ended September 30, 2025 and September 30, 2024, respectively, and zero and $1.0 million for the nine months ended September 30, 2025 and September 30, 2024, respectively.
•Remeasurement of related party convertible notes of zero and $(1.8) million for the three months ended September 30, 2024 and September 30, 2025, respectively, and zero and $3.8 million for the nine months ended September 30, 2025 and September 30, 2024, respectively.
•Remeasurement of convertible notes of zero and $14.6 million for the three months ended September 30, 2024 and September 30, 2025, respectively, and zero and $31.7 million for the nine months ended September 30, 2025 and September 30, 2024, respectively.
•Remeasurement of public placement warrant liability of $0.1 million and ($24.3) million for the three months ended September 30, 2025 and September 30, 2024, respectively, and ($0.2) million and ($24.3) million for the nine months ended September 30, 2025 and September 30, 2024, respectively.
•Remeasurement of related party private placement warrant liability of $0.1 million and ($12.7) million for the three months ended September 30, 2025 and September 30,

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2024, respectively, and $0.2 million and ($12.7) million for the nine months ended September 30, 2025 and September 30, 2024, respectively.
(2) Includes Bridge Convertible Notes issuance costs of zero and $9.0 million included in operating expenses within general and administrative expenses for the three months ended September 30, 2025 and September 30, 2024, respectively, and zero and $11.5 million for the nine months ended September 30, 2025 and September 30, 2024, respectively.